YP CORP. ANNOUNCES APPOINTMENT OF ADDITIONAL INDEPENDENT DIRECTORS

(Mesa , AZ ) - August 15, 2006

YP Corp. (OTCBB: YPNT), a nationwide Internet Yellow Pages and related services company, today announced the election of Benjamin Milk and Richard Butler as new independent members of the Company’s Board of Directors. Mr. Milk is a past Executive Director of the SEC and will sit on the Nominating and Corporate Governance Committee. Mr. Butler is a past president of two California financial institutions and will serve as Chairman of the Company’s Compensation Committee.

Mr. Milk was at the Securities and Exchange Commission for nine years, during which time he served as the Executive Director for five years. In that role, Mr. Milk assisted in the restructuring of the Division of Corporation Finance, the largest division of the SEC. He also conceived of the idea for the Commission’s first electronic market oversight and surveillance system (MOSS), worked with the Division of Market Regulation in its development, and supervised its testing. Since 1981, Mr. Milk has served as a senior officer for several organizations. He was a Vice President for an international trade association and was the Executive Vice President for a youth educational exchange program. Mr. Milk holds a Masters Degree in Public Administration from the University of Pittsburgh.

Richard D. Butler is a veteran Savings & Loan and mortgage banking executive, founder and major shareholder of the Ref-Razzer Company, co-founder and shareholder of Aspen Healthcare, Inc., past CEO and President of Mt. Whitney Savings Bank, First Federal Mortgage Bank, Trafalgar Mortgage and an Executive Officer and member of the President's Advisory Committee at American Savings & Loan Association (peak assets of $14 billion).

Mr. Butler developed a $200 million affordable housing consortium with First Bank, Federal Home Loan Mortgage Corporation, Radian Guaranty and Lloyds of London. He has several U.S. patents and International patents pending for Ref Razzer and manufactures sports entertainment products through his partner processing facilities in Shangai, China. Mr. Butler attended Bowling Green University in Ohio, San Joaquin Delta College in California and Southern Oregon State College. Mr. Butler brings extensive experience in management, credit and investment analysis and sales and marketing. His vast knowledge of the lending industry and his business networks will assist the Company to grow and develop.

Daniel L. Coury Sr., YP Corp.’s Chairman and CEO stated, “We enthusiastically welcome Benjamin and Rick to the board and the expertise that they each bring to the Company. Their appointments are indicative of the commitment that senior management and our board have to bringing top business individuals into the YP Corp. team to guide the Company’s growth and help us realize premium value for our shareholders.” Mr. Coury added, “Benjamin’s understanding of regulatory compliance and the capital markets will advance our effort to be a good corporate citizen and will ensure we maintain the highest standards in our desire to provide transparency to the markets. And, with Rick’s deep understanding of small business growth and the lending industry, combined with his business networks, our team is even better positioned to realize profitable growth for all stakeholders.”

“This company has great potential, added new director Butler. “Dan Coury has done a phenomenal job pulling this team together and getting them focused. With this new management group at the helm, YP Corp. is poised to realize its strategic and operational goals.”

“I am very impressed with this company’s product offering and the strength and quality of the team,” added Milk. “I believe I can make a positive contribution to the growth and profitability of the company,” he concluded.

About YP Corp.
YP Corp., a leading provider of Internet-based Yellow Pages services, offers an Internet Advertising Package™ (“IAP”) that includes a Mini-WebPage™ and Preferred Listing through its Yellow Pages website at www.yp.com. The Company’s website contains listings for approximately 17 million businesses in the United States.

YP Corp. also provides an array of other Internet services that complements its Yellow Pages website, including an Internet Dial-Up Package™ (dial-up internet access) and QuickSite™ (website design & hosting services).

Forward-looking Disclaimer
This press release may include statements that constitute “forward-looking statements,” which are often characterized by the terms “may,” “believes,” “projects,” “expects,” or “anticipates,” and do not reflect historical facts. Forward-looking statements involve risks, uncertainties and other factors that may cause actual results, performance or achievements of YP Corp. and its subsidiary to be materially different from those expressed or implied by such forward-looking statements. Specific forward-looking statements contained in this press release include, but are not limited to, (i) the Company’s contemplation of future growth; (ii) the Company’s belief that it is now better positioned to realize profitable growth; (iii) the Company’s positive potential; and (iv) the Company being poised for future growth and expansion.

Factors that may affect forward-looking statements and the Company ‘s business generally include but are not limited to (i) the risk factors and cautionary statements made in the Company ‘s Annual Report on Form 10-K for the fiscal year ended September 30, 2005; and (ii) other factors that YP Corp. is currently unable to identify or quantify, but may exist in the future.

Forward-looking statements speak only as of the date the statement was made. YP Corp. does not undertake and specifically declines any obligation to update any forward-looking statements.

Analyst Contact:

Roger Bedier
YP Corp.
Investor Relations
Ph: 480-654-9646 x1239
Fax: 480-654-9747.